Exhibit (a)(5)(xii)

Glamis + Goldcorp Pure Gold, Real Growth

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis' hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", or "does not expect", "is expected", "budget", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variation of such words and phrases or state that certain actions, events or results, "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Other Considerations" in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Pure Gold, Real Growth Pure Gold, Real Growth Pure Gold, Real Growth Pure Gold, Real Growth Marigold, Nevada El Sauzal, Mexico Marlin, Guatemala Operations-oriented culture Mine building experience Low cost, long-term operations

Glamis Stand-Alone Production Growth 100,000 200,000 300,000 400,000 500,000 2005 2006 600,000 700,000 Real growth Fully permitted Feasibility studies approved 2P reserves Financed Under construction

Glamis Stand-Alone Total Cash Cost Figures from 5-year Plan & Budget, January 2004 2004 2006 $130/oz $140/oz $150/oz $160/oz $170/oz $180/oz Quality Growth Building bigger, better mines; not marginal mines at higher gold prices Profitability growth Low cost provides a natural hedge

2003 ($368 Au) 2006 ($400 Au) $25 million $50 million $75 million $100 million $125 million Glamis Stand-Alone Cash Flow $150 million 2003 = actual; 2006 from 5-year Plan & Budget, January 2004

Reserves Track Record 2 million 4 million 2000 2001 2002 2003 2004 6 million 8 million 10 million Gold Ounces 12 million 14 million Mineral Resource 2P Reserves

Unsurpassed Exploration Potential Unsurpassed Exploration Potential Unsurpassed Exploration Potential Marigold, Nevada El Sauzal, Mexico El Sauzal, Mexico Marlin Main Zone Coral Target La Hamaca Resource Marlin District, Guatemala Cerro Blanco, Guatemala Marlin District, Guatemala Cerro Blanco, Guatemala

History of Delivering Shareholder Value 2002 Francisco 1998 Mar-West 1999 Rayrock 2P Gold Reserves (millions) 0.25 0.50 0.75 1.00 Initial acquisition as of Jan 2004 2P Gold Reserves (millions) Marigold Mine (67%) 0.50 1.00 1.50 2.00 Initial acquisition as of Jan 2004 2P Gold Reserves (millions) 1.00 2.00 3.00 4.00 Initial acquisition as of Jan 2004

Glamis + Goldcorp - The New Glamis A Pure Gold company - no base metals component - 100% unhedged Production growth of 66% to 1.4 million ounces by 2007 5-year average total cash costs of less than US$120 per ounce Mine-building and operations-focused culture Approximately US$500 million of cash and equivalents Four cornerstone mines with exploration upside second-to-none Over 11 million ounces of gold reserves; over 22 million ounces of resource Low political risk - 75% of reserves in NAFTA countries Liquidity of a senior gold company with the growth potential of a mid-cap

Reno Marigold Red Lake San Martin Marlin El Sauzal Toronto Focus on the Americas

Production Growth

Exceptional Cash Generation Based on long-term gold price of $375/oz (2005: $400) and silver price of $5.75 (2005:$6.00).

Why choose Glamis over Wheaton River? Superior corporate culture with a premier management team The pure gold choice...the "go-to" gold stock Best growth profile in the industry New mines in the Americas...with tremendous up-side Proven track record of consolidation success A 23% premium bid

The Market is Efficient Gold assets trade at premium multiples Gold is Gold, Copper is Copper.

Discover Build Produce Lifecycle of Gold Assets Cerro Blanco Los Filos Amapari Marlin El Sauzal Marigold and Red Lake (Mine Expansions) Alumbrera Peak Luisman Share Price Exploration: Marlin Marigold El Sauzal Permitting Completed Mine Start-up Mature Mine ? Pure Gold, Real Growth

Glamis - The Superior Alternative Glamis/Goldcorp Goldcorp/Wheaton Strong Balance Sheet Americas Focus Dividends Unhedged Earnings Low Cost Committed CEO Operations Culture Core Mine Experience Permitting Certainty Feasibility Certainty Profitable Growth Pure Gold Premium Offered X X ? ? ? ? X X X

Relative Share Performance Glamis Goldcorp Gold GLG Premium

Three Key Dates January 31 Goldcorp shareholders Vote No to Wheaton River February 9 Glamis shareholders approve issuance of new shares February 14 Goldcorp shareholders tender 2/3 of shares to Glamis

Vote Pure Gold Vote NO to Wheaton River Vote Today